DATED	2005
(1) CLONURE LIMITED -and- (2) SUPERSTOCK LIMITED
SALE AND PURCHASE AGREEMENT relating to LCJ ACQUISITIONS LIMITED

MATTHEW ARNOLD & BALDWIN Solicitors 21 Station Road Watford Hertfordshire WD17 1HT Tel No. 01923 202020 Fax No. 01923 215050 Ref: RAP 41430-6

THIS AGREEMENT is dated the 12th day of October 2005

BETWEEN

(1)	CLONURE LIMITED of 3rd floor, Belgravia House, Circular Road, Douglas, Isle of Man IM99 3ES (the “Seller”); and

(2)	SUPERSTOCK LIMITED (registered in England with number 2949455) whose registered office is at 2 Bloomsbury Street, London, WC1B 3ST (the “Buyer”).

BACKGROUND

(A)
LCJ Acquisitions Limited (the “Company”), a company registered in England with number 5052066, has at the date of this Agreement an authorised share capital of £5,000 divided into 300,000 Preference Shares of £0.01 each and 200,000 Ordinary Shares of £0.01 each of which 300,000 Preference Shares and 100,000 Ordinary Shares are issued and fully paid or credited as fully paid.

(B)
The shareholders of record of the Company immediately prior to the transfers contemplated by this Agreement and the Principle Sale Agreement (as defined below) (the “Existing Shareholders”) are as follows:

Name of shareholder	Ordinary Shares of £0.01 each	Preference Shares of £0.01 each
Clonure Limited	71,000	300,000

Louis Anthony Lockley Ingram	20,000

Andrew Eric Lawson Smith	4,500

David Jeffrey	4,500

(C)
Louis Anthony Lockley Ingram (“Louis”) has agreed to sell and the Buyer has agreed to purchase the shares in the Company owned Louis on the terms of a sale and purchase agreement (the “Principle Sale Agreement”) entered into on the date hereof between Louis, John Bohill, Cathal Sheehy, the Buyer and a21, Inc. (the “Buyer’s Parent”).

(D)	The consideration payable to Seller for the Shares is contained in the Principle Sale Agreement.
(E)	David Jeffrey and Andrew Eric Lawson Smith (the “Minority Sellers”) have agreed to transfer their shares in the Company to the Buyer on the terms set out in this Agreement.

AGREED TERMS

1	Interpretation

1.1	In this Agreement the following words and expressions have the following meanings:

“Buyer’s Solicitors”	Matthew Arnold & Baldwin of 21 Station Road, Watford, WD17 1HT;
“Completion”	the completion of the sale and purchase of the Shares pursuant to this Agreement;
“Confidential Information”
all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to the Company or any of it’s subsidiaries, any aspect of the business of the Company and it’s subsidiaries, the provisions of this Agreement, the subject matter of this Agreement or the Buyer;

“Escrow Agreement”	the Escrow Agreement as defined in the Principle Sale Agreement
“Exchange Agreement”	the exchange agreement between a21, Inc, Louis and the Minority Sellers in the agreed terms;
“Preferred Stock”	Shares of convertible, redeemable preferred stock, par value US$ 0.001 of a21, Inc;
“Seller’s Solicitors”	DMH Stallard of 40 High Street, Crawley, RH10 1BW;
“Shares”	71,000 ordinary shares of £0.01 each and 300,000 preference shares of £0.01 each in the capital of the Company owned by the Seller;
“Subscription Agreement”	the subscription agreement between a21, Inc and the Seller in agreed terms; and
“Subsidiaries”	Ingram 1001 Limited (company number 4397004) and Ingram Publishing Limited (company number 2239472).
1.2	Clause headings in this Agreement are for ease of reference only and do not affect the construction of any provision.
1.3	Reference to “in agreed terms” means in the form agreed between the Sellers Solicitors and signed for the purposes of identification by or on behalf of each party.

2	Sale and Purchase

2.1
Subject to the terms and conditions of this Agreement the Seller shall sell with full title guarantee and the Buyer shall purchase the Shares, with all rights attaching to them with effect from the date of this Agreement.

2.2
The Seller hereby consents to the transfers of the shares in the capital of the Company by Louis and by the Minority Sellers to the Buyer and hereby irrevocably waives all and any rights of pre-emption relating to such shares conferred upon it by the Articles of Association of the Company, by statute or otherwise.

3	Consideration

The purchase consideration for the Shares shall be as set for the in the Principle Sale Agreement. The Seller acknowledges and agrees to the deposit of not more than $420,000 pursuant to the Principle Sale Agreement into escrow pursuant to the terms of the Escrow Agreement for the purposes of securing the obligations given in the Principle Sale Agreement (including, without limitation, completion account adjustments, claims under warranties and under the Tax Deed (as defined in the Principle Sale Agreement)) and the warranties at clause 5.1 of this Agreement.

4	Completion

4.1
Completion of the purchase of the Shares shall take place at the offices of the Buyer’s Solicitors immediately after the signing of this Agreement or on such other date and at such other location as the parties may otherwise agree in writing.

4.2	At Completion:

4.2.1	the Seller shall deliver via fax to the Buyer a duly completed and signed transfer of the Shares in favour of the Buyer (or as it may direct) together with the relative share certificate(s);

4.2.2	the Seller shall procure that a board meeting of the Company shall be held at which the transfer referred to in clause 4.2.1 shall be approved (subject to stamping);

4.2.3	the Seller shall deliver to the Seller via fax an executed Exchange Agreement, Subscription Agreement and Escrow Agreement;

4.2.4	the Seller shall forward via courier or Royal Mail registered delivery the executed copies of the documents referred to in 4.2.1 to 4.2.3 above to the Buyer’s Solicitors within 24 hours of execution.

4.3	Subject to the Seller complying with it’s obligations in clause 4.2, the Buyer shall at Completion:

4.3.1
pay for the Shares pursuant to the Principle Sale Agreement by way of electronic transfer for same day value to the Seller’s Solicitors (or at the written direction of the Sellers Solicitors to an account in the name of Singer & Friedlander at Chase Manhattan Bank in New York), the Seller’s Solicitors or Singer & Friedlander being irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Buyer’s obligation to pay such sum to the Seller and the Buyer shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum;

4.3.2	deposit the requisite sum into escrow pursuant to the terms of the Principle Sale Agreement and Escrow Agreement;

4.3.3	deliver to the Seller’s Solicitors stock certificates for the Preferred Stock and the Common Stock;

4.3.4	deliver to the Seller’s Solicitors a counterpart Exchange Agreement, Subscription Agreement and Escrow Agreement;

5	Warranties

5.1	The Seller warrants and represents to the Buyer that:

5.1.1	it is the registered and beneficial owner of the Shares;

5.1.2	there are no liens, charges, claims, mortgages, securities or any other encumbrances on, over or affecting the Shares;

5.1.3	it is entitled to sell and transfer to the Buyer the full legal and beneficial ownership of the Shares with full title guarantee, without the consent of any third party; and

5.1.4	the Shares have been properly and validly allotted and issued and are each fully paid.

5.2
The rights and remedies of the Buyer in respect of any breach of the above warranties shall not be affected by Completion, by any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release.

5.3
Any information supplied by or on behalf of the Company or on behalf of the Subsidiaries (or by any officer, employee or agent of any of them) to the Seller or his advisers in connection with the warranties set out in this clause shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller and the Seller undertakes to waive any and all claims which they might otherwise have against the Company or the Subsidiaries or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude the Seller from claiming against any other of the Existing Shareholders under any right of contribution or indemnity to which he may be entitled.

6	Communications

6.1
All communications between the parties with respect to this Agreement shall be delivered by hand or sent by post to the address of the addressee as set out in this Agreement or to such other address as the addressee may from time to time have notified for the purpose of this clause.

6.2	In proving service by post it shall only be necessary to prove that the communication was contained in an envelope which was duly addressed and posted in accordance with this clause.
7	Confidentiality

7.1
The Seller hereby undertakes with the Buyer, the Company and the Subsidiary that it shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for it’s own or any other purposes Confidential Information except:

7.1.1	in the circumstances set out in Clause 7.2 below;

7.1.2	to the extent otherwise expressly permitted by this Agreement; or

7.1.3	with the prior consent in writing of the party to whose affairs such Confidential Information relates.

7.2	The circumstances referred to in Clause 7.1 above are:

7.2.1	where the Confidential Information, before it is furnished to the Seller, is in the public domain;

7.2.2
where the Confidential Information, after it is furnished to the Seller, enters the public domain otherwise than as a result of (i) a breach by the Seller of any of their obligations in this Clause 7 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and the Seller is aware of such breach;

7.1.3	if and to the extent the Seller makes disclosure of the Confidential Information to any person:

7.1.3.1	in compliance with any requirement of law;

7.1.3.2	in response to a requirement of the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers;

7.1.3.3	in response to any applicable regulatory authority to which the Seller subject where such requirement has the force of law; or

7.1.3.4	in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities.

8	Assignment and Successors in Title

8.1
No party or any other person with enforceable rights under this Agreement may assign the benefit of its rights under this Agreement whether absolutely or by way of security or deal in any way with any interest it has under this Agreement except (in the case of the Buyer only) by way of an absolute assignment to an Affiliate of the Buyer and provided and so long as it remains an Affiliate (failing which the benefit of this Agreement shall no longer be available to such assignee nor to any assignor) save that a party or any person with enforceable rights by virtue of the Third Party Rights Act may assign such benefit absolutely and/or by way of security to a person (other than (in the case of the Buyer) to an Affiliate as aforesaid) only with the prior consent in writing of the parties (such consent not to be unreasonably withheld or delayed) and any purported assignment in contravention of this clause shall be ineffective.

8.2
This Agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the parties and every other person with enforceable rights under this Agreement and references to the parties and such persons shall be construed accordingly.

9	Third Party rights

No term of this Agreement shall be enforceable by a third party (being any person other than the parties and their permitted successors and assignees) save that the Buyer’s Parent shall be entitled to enforce any term of this Agreement.

10	Governing Law and Jurisdiction

English law shall govern this Agreement and each of the parties hereby submits to the exclusive jurisdiction of the courts of England and Wales.

Executed as a deed on the date appearing on the first page of this Agreement.

EXECUTED AS A DEED (but not delivered until dated) by CLONURE LIMITED acting by :	) ) ) )	./s/........................................ DIRECTOR /s/........................................ DIRECTOR/SECRETARY

EXECUTED AS A DEED (but not delivered until dated) for and on behalf of SUPERSTOCK LIMITED acting by:	) ) ) ) )	/s/......................................... DIRECTOR ......................................... DIRECTOR/SECRETARY